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                                                                EXHIBIT 99.1

[FIRST SECURITY BANK OF LEXINGTON LOGO]

[GRAPHIC OMITTED]


August 6, 2003

NEWS RELEASE TO LEXINGTON HERALD-LEADER
BY JOHN S. SHROPSHIRE, PRESIDENT & CEO

First Security Bancorp, Inc., the parent of First Security Bank of Lexington, announced its financial results for the quarter ended June 30, 2003.

Net income for the three months ended June 30, 2003 was $201,000, or $0.13 per share (on a fully diluted basis), compared to $123,000, or $0.08 per share, for the quarter ended March 31, 2003.

Total assets were $232.9 million, an increase of 1.2% from $230.2 million last quarter. Deposits increased to $192.8 million at June 30, 2003, essentially unchanged from $191.6 million last quarter. Net loans were $164.4 million, an increase of 2.4% from $160.5 million for the quarter ended March 31, 2003.

Earnings for the current quarter, compared to the first quarter of 2003, were positively impacted by increases in gains on sale of mortgage loans and sales of investment securities; and negatively impacted by increases in the provision for loan losses and higher operating expenses.


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CONSOLIDATED BALANCE SHEETS  (unaudited)
         (in thousands, except share data)

                                              6/30/03     12/31/02      6/30/02
ASSETS
Cash & Due From Banks                       $  13,112    $   4,744    $   5,421
Federal Funds Sold                              7,227        4,069          451
Securities                                     37,606       43,046       45,097
Loans                                         166,674      170,848      165,544
Allowance For Loan Losses                      (2,294)      (2,459)      (1,526)
                                            ---------    ---------      --------
     Net Loans                                164,380      168,389      164,018
Other Assets                                   10,600       10,838       10,408
                                            ---------    ---------    ---------
     Total Assets                           $ 232,925    $ 231,086    $ 225,395
                                            =========    =========    =========

LIABILITIES & Shareholders' Equity
Deposits
     Noninterest Bearing                     $ 21,337    $  20,477     $ 17,356
     Savings, Money Market & NOW               40,861       40,472       43,787
     Certificates of Deposit                  130,619      128,006      129,140
                                             --------    ---------     --------
          Total Deposits                      192,817      188,955      190,283
Repurchase Agreements                           3,699        8,211        2,865
Other Borrowed Funds                           16,303       14,517       13,490
Other Liabilities                                 789          939          852
                                             --------    ---------     --------
     Total Liabilities                        213,608      212,622      207,490
Shareholders' Equity                           19,317       18,464       17,905
                                             --------    ---------     --------
   Total Liabilities & Shareholders' Equity  $232,925     $231,086     $225,395
                                             ========     ========     ========




CONSOLIDATED INCOME STATEMENTS (unaudited)
         (in thousands, except per share data)


                                             Six Months Ended                 Three Months Ended
                                           6/30/03       6/30/02            6/30/03       6/30/02

Interest Income                          $5,900       $ 6,595                $ 2,911        $ 3,339
Interest Expense                          2,908         3,622                  1,410          1,733
                                          -----         -----                 ------          -----
  Net Interest Income                     2,992         2,973                  1,501          1,606
Loan Loss Provision                         469           390                    324            233
                                          -----         -----                 ------          -----
  Net Interest Income After Provision     2,523         2,583                  1,177          1,373
Other Income                              1,400           462                    940            300
Other Expenses                            3,542         2,460                  1,863          1,268
Provision for Federal Income Tax             56            99                     52             79
                                         ------       -------                 ------             --
  Net Income (loss)                     $   325       $   486                $   202        $   326
                                         ======        ======                 ======         ======

Earnings Per Share
  Basic                                 $   .22        $  .33                $   .14        $   .22
  Diluted                                   .21           .32                    .13            .22

